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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No.     )
                                            -----

                           VIISAGE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  92675K 10 6
                          --------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item i; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 Pages
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------------------------                                  --------------------
  CUSIP NO. 92675K 10 6                  13G                PAGE 2 OF 4 PAGES
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         LAU ACQUISITION CORP.
         04-3072930
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         MASSACHUSETTS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               5,180,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                5,180,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         5,180,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 pages
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CUSIP NO. 92675K 10 6                                       PAGE 3 OF 4 PAGES


Item 1.

     (a)  Viisage Technology, Inc.

     (b)  30 Porter Road, Littleton, Massachusetts 01460

Item 2.

     (a)  Lau Acquisition Corp.

     (b)  30 Porter Road, Littleton, Massachusetts 01460

     (c)  Massachusetts

     (d)  Common Stock

     (e)  92675K 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(h), check whether the person filing is a:

     (a)  [_]Broker of Dealer registered under Section 15 of the Act

     (b)  [_]Bank as defined in section 3(a)(6) of the Act

     (c)  [_]Insurance Company as defined in section 3(a)(19) of the Act

     (d) [_]Investment Company registered under section 8 of the Investment Company Act

     (e) [_]Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_]Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

     (g) [_]Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(0) (Note: See Item 7)

     (h)  [_]Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

     (a)  5,180,000

     (b)  64%

CUSIP NO. 92675K 10 6                                   PAGE 4 OF 4 PAGES


     (c) (i)    5,180,000

         (ii)

         (iii)  5,180,000

         (iv)

Item 5.  Ownership of Five Percent or Less of a Class

    [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.  Identification and Classification of Members of the Group

Item 9.  Notice of Dissolution of Group

Item 10. Certification

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   February  11, 1997
                                   ------------------------------
                                   Date

                                   /s/ Paul Principato
                                   ------------------------------
                                   Signature

                                   Paul Principato,
                                   Chief Financial Officer